Exhibit 99.1

8 - 04 - 2025

Air Lease
Second Quarter 2025 Earnings Conference Call

TOTAL PAGES: 12

Air Lease
Second Quarter 2025 Earnings Transcript

CORPORATE SPEAKERS:
Jason Arnold
Air Lease; Head of Investor Relations
John Plueger
Air Lease; Chief Executive Officer and President
Gregory Willis
Air Lease; Executive Vice President and Chief Financial Officer

PARTICIPANTS:
Terry Ma
Barclays; Analyst
Catherine O'Brien
Goldman Sachs; Analyst
Moshe Orenbuch
TD Cowen; Analyst
Hillary Cacanando
Deutsche Bank; Analyst
Jamie Baker
JPMorgan; Analyst
Ronald Epstein
BofA; Analyst

PRESENTATION:
Operator: Good afternoon. (Operator Instructions) At this time I would like to welcome everyone to the Air Lease Second Quarter 2025 Earnings Conference Call. (Operator Instructions)

I will now turn the call over to Mr. Jason Arnold, Head of Investor Relations.

Mr. Arnold, you may begin the conference.

Jason Arnold: Thank you, [Regina]. Good afternoon, everyone. And welcome to Air Lease Corporation's Second Quarter 2025 Earnings Call.

This is Jason Arnold. I'm joined today by John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today we published our second quarter 2025 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com.

Air Lease
Second Quarter 2025 Earnings Transcript

This conference call is being webcast and recorded today, Monday, August 4, 2025, and the webcast will be available for replay on our website. At this time all participants to this call are in listen-only mode.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding the state of the airline industry, the impact of aircraft and engine delivery delays, our aircraft sales pipeline and our future operations and performance. These statements and any projections as to our future performance represent management's current estimates and speak only as of today's date. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, we may discuss certain financial measures such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity, which are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures, as well as our definition of them, and the reconciliation to corresponding GAAP measures, can be found in the earnings release and 10-Q that we issued today.

This release can be found in both the Investors and Press section of our website at airleasecorp.com.

Similar to prior quarters, given ongoing litigation, we won't be able to take any questions about our Russia fleet insurance claims. Lastly, as a reminder, unauthorized recording of this conference call is not permitted.

I'll now turn the call over to our Chief Executive Officer and President, John Plueger. John?

John Plueger: Thanks, Jason. Good afternoon, everyone and thank you for joining us today.

In the second quarter, Air Lease generated revenues of $732 million and $3.33 in diluted earnings per share. Results benefited from our new aircraft deliveries, healthy gain on sales, increasing portfolio yield, end of lease revenue and another quarter of significant Russia fleet insurance proceeds. Fleet net book value and book value per common share reached all-time record levels in our company's history as of the end of the quarter.

Expanding on our Russia insurance recoveries, we recognized a net benefit from insurance settlements of $344 million during the second quarter, and expect to recognize an additional $60 million net benefit in the third quarter. To date, I'm very pleased to say that we’ve recovered, or have signed agreements to recover, 104% of our initial Russia fleet write-off.

Air Lease
Second Quarter 2025 Earnings Transcript

We purchased 12 new aircraft from our orderbook during the second quarter, adding approximately $890 million in flight equipment to our balance sheet and sold four aircraft for $126 million in sales proceeds. The weighted average of our fleet rose slightly quarter-over-quarter to 4.8 years, while weighted average lease term remained unchanged at 7.2 years. Fleet utilization remains 100%.

As of mid-year, we've delivered about $1.7 billion of aircraft out of our expected outlook for full-year orderbook deliveries of roughly $3 billion to $3.5 billion. At this point in time, we believe we are likely to hit the upper-end of our full-year expected range. We are anticipating around $600 million of deliveries for the third quarter and we’ll provide a fourth quarter '25 delivery outlook update for you on our next earnings call.

Moving on to aircraft sales, our intent is to continue the pace of aircraft sales to maximize available capital. To that end, our sales pipeline is sizable at $1.4 billion, up relative to last quarter, and all at an attractive gain on sale margins. We continue to expect around $1.5 billion of aircraft sales for 2025 in total, and are projecting $300 million of sales for the third quarter, with the balance to close in fourth quarter of '25. This quarter's particular sales volume came in below our expectations, due to the timing of anticipated closings falling outside the quarter. Our gain on sale margin for the quarter was high at approximately 16%, reflecting continued strong aircraft demand in the secondary market.

Commercial aircraft demand remains robust, and our orderbook placement activity reflects this strength. Lease rates in turn remain strong as well. Aircraft supply constraints continue to persist, perpetuating the strength in lease rates and aircraft values, and are expected to remain this way for several years into the future as we've highlighted many times in the past.

Our orderbook is 100% placed through 2026, with only a modest number of placements remaining for 2027. Lease extension activity also remains high, with nearly all customers choosing to extend rather than let aircraft go to competitors or other airlines, and the lease rates we are garnering on these extensions are strong, higher than a year or even eight months ago, including recent widebody extensions of A330 and Boeing 777 aircraft in various regions.

Looking at our orderbook, we did cancel our order for seven A350F aircraft. We think the A350F is a terrific freighter, but since we made that order in December of 2021, we simply decided to stick with new passenger airliners versus venturing into new freighters. Contractually, the majority of our A350F aircraft were more than a year late. This cancellation frees up more than $1 billion in forward CapEx commitments, making that capital available for other alternatives.

On that note regarding capital deployment, let me just say that we are very disciplined buyers of aircraft, and as we have shared in prior quarters, we still do not view pricing of new aircraft orders to be attractive. We are entirely focused on doing what's best for our shareholders, which includes both commitment to our long-term stock performance and maintaining a strong balance sheet. We're pleased with our Russia insurance recoveries and liquidity position, including just now getting back to our leverage target. With our enhanced financial flexibility, we are carefully considering opportunities to return capital to shareholders.

Air Lease
Second Quarter 2025 Earnings Transcript

It's important to note that, despite tariffs, geopolitical and macroeconomic uncertainties, conversations with our customers remain positive, with some continued note of caution towards geopolitical uncertainties. On a positive note for the backdrop of airline operations, further declines in fuel prices have been very supportive of airline profitability as a whole and U.S. dollar weakness has been supportive of the profitability of international airline carriers in particular. On Friday, the Lufthansa Group reported a 27% rise in second quarter adjusted operating profit due to low oil prices, strong U.S. demand and robust performance of its cargo and MRO units. Similarly, last week, Air France KLM, our largest European customer group, reported an operating profit up 44% year-on-year due to strong yields and gains on its premium offering. Globally, passenger traffic continues to expand at a good pace overall of around 5% year-to-date according to the latest IATA data. Recent commentary from several U.S. carriers reflect optimism that demand trends are reversing course to the positive in the second half of the year. As most of you know, about 90% of our airline customers are outside of North America.

We were very pleased to see zero-for-zero tariffs on commercial aircraft and parts in the U.S.-EU tariff agreement announced last week. The impact of a major or protracted U.S.-EU tariff battle on the overall aerospace industry and supply chain could have had significant impact on manufacturers, airlines and the broader macroeconomic environment as well, and would be particularly tough on a sector that has already dealt with plenty of disruptions over the past four or five years. So very good news that a negative outcome has been successfully averted, particularly given the scale of the aerospace industry within these two markets. We believe a clear precedent has now been set globally for exemption of commercial aircraft from high magnitude tariffs. I will also remind you that as part of our lease agreements, tariffs are the responsibility of our customers, and that our purchase agreements with the OEMs limit their ability to increase prices via escalation caps.

In conclusion, we continue to see bright skies ahead for our business: portfolio yields on our fleet are set to trend higher, primarily as a product of strong lease rates on new deliveries, strong extension rates and COVID restructuring maturities; we’ve received significant insurance proceeds as I've highlighted; and fixed-rate market financing rates have continued trending lower as the yield curve continues to slowly normalize. These tailwinds are all poised to propel us forward for years to come.

I'll now turn the call over to our CFO, Greg Willis, to offer more detail and color on our financial results. Greg?

Gregory Willis: Thank you, John. And good afternoon, everyone.

During the second quarter, Air Lease generated total revenues of $732 million, up 9.7% over the prior period. This increase was driven by a 13.5% increase in our rental revenue, driven by the growth of our fleet, an increase in end of lease revenue and our portfolio yield. As we have guided in the past, we continue to expect that our portfolio yield will remain on an upward trajectory due to the roll-off of COVID-era leases, the seasoning of our existing fleet and lease extensions, despite the effects of selling aircraft at higher yields, which I'll address in more detail in a few minutes.

Air Lease
Second Quarter 2025 Earnings Transcript

In prior periods, we included maintenance revenue in the rental revenue line item. However, going forward, we will now break out maintenance revenue as a separate line item on our income statement for increased clarity. Maintenance revenue in the quarter was up $16 million, driven primarily by end of lease income received during the period. End of lease revenue is highly dependent upon the timing of returns. Given the current high-demand environment that we are in, we do not expect to receive significant amounts of end of lease income in the remainder of 2025,as the vast majority of our leases are set to extend with the current operators. As a reminder, extending leases at market rates further enhances the value of our aircraft and we typically capture the value of end of lease income in the ultimate disposition of the aircraft.

Sales proceeds for the quarter totaled $126 million from the sale of four aircraft. This compares to the prior period where we sold 11 aircraft totaling $530 million in proceeds. Aircraft sales volumes were down this quarter due to the timing of aircraft sales. As we have said in the past, it is difficult to forecast when aircraft sales will ultimately close due to a host of airline customer, legal and jurisdictional matters. However, these sales generated approximately $17 million in gains, representing roughly a 16% gain-on-sale margin, which is at the top end of our performance in recent history. Beyond gains on sales, we also benefitted from an increase in our management fees and other income.

Turning to our aircraft sales pipeline, it currently sits at $1.4 billion with healthy gain-on-sale margins above our historical average of 8% to 10%. It's also worth noting that the aircraft in our pipeline are carrying asset yields that are significantly lower than where they existed in prior years. Therefore, this should help dampen the impact of aircraft sales on our portfolio yield trajectory. This is driven by several factors, including our basis in the aircraft which directly benefits from our disciplined approach to aircraft investment, the types of aircraft in our fleet and an improvement in underlying airline credit quality of our customers, as well as improvements in the interest rate environment for our buyers.

Moving on to expenses, interest expense rose by approximately $19 million year-over-year, driven by a 29-basis point year-over-year increase in our composite cost of funds to 4.28% at quarter end. However, relative to the end of the first quarter, our composite cost of funds rose only 2 basis points. Higher financing costs and debt balances were the primary contributors to the year-over-year increase in interest expense. At the end of the second quarter, roughly 77% of our borrowings were at fixed rates versus floating, inside our 80% target. We continue to benefit from our largely fixed rate financing structure, which has meaningfully moderated the impact of an elevated interest rate environment at the front end of the curve.

Depreciation expense continues to track the growth of our fleet. Turning to SG&A and stock comp, we recognize the majority of the nonrecurring expenses related to Steve Hazy's retirement in the first quarter, resulting in meaningfully lower SG&A and stock comp expenses this quarter. I do want to point out that, this quarter as we previously mentioned, we have an additional $2.2 million in stock-based compensation expense related to Steve Hazy's retirement, which is the last of these retirement-related expenses. SG&A as a percentage of revenue was flat as compared to the first quarter, excluding the non-recurring retirement expenses, and was flat as compared to the prior year's quarter at around 6.8% of revenue. We expect this number to trend lower over time as the fleet continues to expand, and legal expenses related to our Russia fleet litigation wind down.

Air Lease
Second Quarter 2025 Earnings Transcript

As John noted earlier, we recognized a net benefit of $344 million in Russia fleet insurance settlements, in total representing approximately $2.43 per share in the quarter, which, in addition to the operating results, both boosted our book value per share to $65.53 per share. Combined with legal settlements executed in the third quarter, our recovery of our initial Russia fleet write-off stands at approximately 104%.

Moving on to our financing activities. As we highlighted last quarter, we believe that we are largely able to self-fund our orderbook with expected operating cash flows and sales activity. Therefore, the primary financing needs that remain are related to the refinancing of our existing debt. While the front-end of the curve remains elevated, we have seen market financing rates improve measurably on term debt issuances within our typical targeted maturity range. We remain opportunistic in our approach to refinancing needs, so we will continue to monitor the capital markets for attractive entry points. We also maintain well-positioned for further normalization of the yield curve. We believe our patience has served us well.

Our debt-to-equity ratio declined to just below 2.5x target following the recognition of additional insurance settlements and our operating results this quarter. We anticipate having more financial and capital flexibility over the next several years. The cancellation of our A350F order further reduces our capital needs for financing new aircraft deliveries in future periods. As always, our strong liquidity position of $7.9 billion, $31 billion of unencumbered assets, and $29 billion of contracted rentals, continue to remain key pillars of financial strength for our business.

To wrap up, we are very excited about the tailwinds we foresee for our business at present, which we see as propelling us forward with EPS growth and rising profit margins and ROE ahead.

With that, I'll turn the call back over to Jason for the question and answer section of the call.

Jason Arnold: Thanks, Greg. This concludes our prepared commentary and remarks.

For the question and answer session, we ask each participant to limit their time to one question and one follow-up.

Operator, please open the line for the Q&A session.

QUESTION & ANSWER:
Operator: (Operator Instructions) Our first question comes from the line of Terry Ma with Barclays.

Terry Ma: I just wanted to start out with lease expirations and maturities. You guys have quantified about $5 billion of lower-yielding leases that are expected to expire in the next two years, and that should help kind of contribute to a 150 to 200 basis point improvement in yield. So I was just hoping maybe for mark-to-market on where you are in that process, how much of that $5 billion has kind of been extended or renewed? And kind of what the trajectory for lease yield is kind of going forward from here?

Air Lease
Second Quarter 2025 Earnings Transcript

Gregory Willis: Sure, Terry. I'll take it. Right now we're tracking exactly along the same path that we have set forth back in Q1 when we put forward those numbers. I don't have an updated number of what percentage of the $5 billion roll-off, where we are currently. But I will say that our guidance of 150 to 200 basis point improvement is still valid. In fact, actually, with the change in dynamic of our sales pipeline coming in with lower yield on those assets, is actually helping. We're going to hold off any further on updating guidance on further yield improvements at the current time.

Terry Ma: Got it. Okay. And then maybe just on capital allocation. You guys are now within your leverage target, you expect some additional recoveries in the third quarter, and you also mentioned the additional $1 billion capital kind of freed up from the freighter cancellation. Maybe just kind of talk about how you evaluate the relative attractiveness of buybacks to your other kind of opportunities.

John Plueger: This is John. I'll take that. Yes, look, buybacks are a very attractive looking form of capital allocation, as I mentioned in the past. Our point about just reaching our debt-to-equity ratio is simply that we are building a very, very strong balance sheet with excess capital, such that any capital moves - or capital deployment we may make - will be meaningful. At the same time, give us the ability to retain a very strong balance sheet with no threat at all to our investment-grade ratings.

Operator: Our next question will come from the line of Catherine O'Brien with Goldman Sachs.

Catherine O'Brien: So one of your peers recently was just noting that with deliveries picking up, airlines’ capital requirements would be too, and they expected there could be more deals that met their return threshold via sale-leaseback channels. I guess, what's your view on that? And how does that figure into the capital allocation strategy? It sounds like shareholder returns are still pretty high on the list, but just would kind of love, like the punch list for what looks the most attractive to you guys now and thoughts on if there's more capital to be deployed to sale-leasebacks?

John Plueger: Sure, sure. Look, the evolving landscape with customers, and their perspective of own orderbooks are always there, and we always do consider that. However, as I mentioned in my remarks, continued strengthening of our available capital with a view towards our shareholders is equally, if not more so, attractive at this time. And so, we continue to build capital on that basis.

Catherine O'Brien: That makes sense. And then maybe just on Russia, I know you're limited on what you can say. But I guess with the $60 million settlement - is there more or less? Like are you expecting you still need to go to court this fall? Or like, I guess, just trying to get a sense of like what's still outstanding?

John Plueger: John again. Listen, I think we've indicated $60 million for the third quarter, but we are still in litigation in London, and I'm just simply not able to comment further.

Operator: Our next question will come from the line of Moshe Orenbuch with TD Cowen.

Air Lease
Second Quarter 2025 Earnings Transcript

Moshe Orenbuch: And I guess we'll go three for three talking a little bit about capital. Maybe just to frame the question slightly differently: your returns are improving, and they're expected to improve. It sounds like they, Greg, they could be improving a little faster even if the yield kind of steps up at a faster pace. Can you relate for us how you would think about, like how much of the capital, or like how much excess capital you could be generating and how to think about that in the context of kind of improving returns?

Gregory Willis: Yes. I don't think we can - we're not prepared to give a number of how much excess capital we have over the next several years. I mean very clearly, a lot of it is dependent upon our sales activities, which currently are very strong. I think you're going to want to see us continue to execute on our sales pipeline, as well as source new additional sales, around those levels to create more capital. But as a reminder, we just got back down to our debt-to-equity target, and I think it just takes a little bit of time to build the capital to be in a position to evaluate what to do with that excess capital that everybody is foreseeing us having.

John Plueger: Moshe, let me just reiterate one of my comments in that. One of the most important considerations when you're asking sort of directly about size, is that whatever we do in capital deployment, it's meaningful, whether it’s to shareholders or anything else. And at the same time, to be able to, as I said, retain a very strong balance sheet and a review of our bondholders and the rating agencies. So just we're trying to exercise our best judgment, but anything we do is going to be meaningful.

Moshe Orenbuch: I certainly appreciate that. Maybe to kind of follow up on the comments about aircraft sales. The sales this quarter were lighter, but you've got an expectation of that picking up. You did cancel some orders as well. And so like maybe just if you sort of - could you outline for us how you're thinking about how much of the fleet you will put up for sale? Obviously we know what your plans are for the back half of this year, but as you think about it in 2026, is there a way to kind of dimension that for us?

Gregory Willis: Yes. I mean we're targeting $1.5 billion this year, and I think we're targeting about the same level for the next several years, which should create additional capital. And I will point out the A350F cancellation mainly impacted '27 and '28 in terms of CapEx needs. So I think those all are coming together, and we'll continue to execute and update you on where we are from an excess capital perspective.

John Plueger: In other words, just keeping the same pace, Moshe, where we've been. We're very comfortable with that. We think we can execute it from a sales perspective. And the bottom line, it just maximizes our opportunities. So we don't see accelerating sales beyond that. Circumstances could change, but I certainly don't see it. But at the same time, we love the building of capital from that level of sales. So just expect that to continue.

Operator: Our next question comes from the line of Hillary Cacanando with Deutsche Bank.

Air Lease
Second Quarter 2025 Earnings Transcript

Hillary Cacanando: So you mentioned that you're not expecting much end of lease revenue this year due to higher extension rates. So in terms of the model for next year, are you expecting end of lease revenues to kind of go down again next year due to higher extension rates? Or do you expect it to like reverse next year or the year after, like how you're thinking about that?

Gregory Willis: I think you probably should expect the sort of the same levels that you saw in '25 is in '26, assuming the environment still remains strong. I think that's probably a fair number and not every single lease will extend because maybe we don't want to extend with the underlying carrier. In that case, we take the airplane back and take end of lease income. So I think it's a bit of a balance, but I think probably what we've done this year is probably fair for next year.

Hillary Cacanando: Probably a similar level. Okay. And then I think last quarter, you mentioned that - obviously you mentioned it again - that the rates on the extensions were higher than the original rate. And then last quarter, you actually said there were some as much as 50% higher than the original rate. Are you still seeing like high extension rates like that? Are you still seeing that level? And then in terms of like the length, are they five or six years? Or are they much shorter?

Gregory Willis: The extension rates that we're doing, again, this quarter were higher than what they previously carried. So we're still feeling very good about that, and that's why we're still feeling very good about our overall portfolio yield trajectory. The market remains really robust, especially as we take out a lot of these COVID-era leases.

Hillary Cacanando: And are they long in terms - are they like five or six years in length or?

Gregory Willis: Your standard extensions from four to six years, sometimes longer, sometimes shorter, but on average, they're in that area.

John Plueger: What is good to see, is that the widebody extensions are pointing a little further to longer extensions in the four to five area range. That's pretty much a slam dunk for single-aisle, but the widebodies are now at that longer extended term length as well.

Operator: Our next question comes from the line of Jamie Baker with JPMorgan.

Jamie Baker: So just one question from us. And I guess it sort of builds on Catie's question, she referenced the AerCap call, the topic of sale-leasebacks came up. And obviously, there hasn’t been a ton of transactions in that space as of late and what recent deals have gotten done. It sounds like the economics are skewed more in favor of the airlines, rather than the sponsoring lessors. So basically, AerCap's view is that as OEM production rates increase, it could actually improve to strengthen economics. So that's the basis of our question. As production rates begin to rise, how do you triangulate the impact that, that will have on the sale-leaseback market, the extension of current leases and your orderbook dynamics at Air Lease

Air Lease
Second Quarter 2025 Earnings Transcript

John Plueger: Well I think the most important fundamental, Jamie, to consider is that even with production rate increases, even with those increases, which have not all been achieved, - there is still a shortfall in supply for the next three to four years, and that assumes those production rate increases. So we do fully expect those production rate increases to go into effect. As to how it will impact the sale-leaseback market remains a little unclear, but our litmus test really is very fundamental and hasn't changed. We know what we pay for aircraft. We know we get for leases. We're happy to take a look at any sale-leaseback opportunities. But I don't think, at least sitting here today, it's hard to see that there's going to be a material shift in that marketplace versus the orderbook marketplace. I think that sale-leaseback marketplace will still tend to be overly competitive, and we'll probably still return a lower lease. Having said that, we are completely open on that aspect as well. If we find a unique opportunity with an airline, perhaps to do a sale-leaseback on a certain percentage of its orders in connection with placing our orders, we're very happy to do that.

Operator: Our next question comes from the line of Ron Epstein with Bank of America.

Ronald Epstein: Yes. Maybe just a quick one and then a quick follow-up. Are you starting to see reasonable production stability out of the OEs?

John Plueger: Ron, it’s John. Well I would say, yes, in the following sense: November of '24, we got our last delivery projection outlook from Boeing. I must say, that they have lived up to that and the quality has been good and high. Now clearly, they've not stepped to 42. I think that they had projected that for the end of the year. I think they will do so on that timeframe, if they are ready. But I also think that if they are not ready, they will not. Airbus, there has been no further slippage since February, March, where we were notified quite much to our surprise of another year's delivery delay in most of our single-aisles going on in '26 and '27. There has been no change there either. But I would just remind you that Airbus today at a single-aisle production rate is at a much higher rate than Boeing. So just by that, I would say that there perhaps is still a bit more risk in the Airbus production rate. I could be wrong. I'm just giving you my gut feel here. So that's the best way I can answer it.

Ronald Epstein: Got it. Got it. And then maybe if we just sort of focus a little bit more on the quarter. And when we think about kind of the recovery here, understanding that the COVID-era contracts pressure deals, and they lasted for a while. But I think you guys guided forward yields to trend higher over the course of the year, and it does seem like you backtracked a little bit in the quarter. And is that just because some aircraft with some higher yields on them more sold? How should we think about that?

Gregory Willis: Ron, I think actually yields increased during the quarter. That's the numbers we're seeing, and we're happy to share with you the details. But if you look at it on an average asset basis, they actually increased this quarter, and we expect them to continue to track upward over the next several quarters.

Operator: Our next question is a follow-up from the line of Catherine O'Brien with Goldman Sachs.

Air Lease
Second Quarter 2025 Earnings Transcript

Catherine O'Brien: I just wondering, can you just give us an update on demand from airline customers? Obviously with the extension rates, and with some of the commentary you made for some of the strong results of your European carriers in your prepared remarks - it sounds like it's business as usual. Was there basically no impact around the tariffs outside of maybe the U.S. that you've seen over the last couple of months? I just guess, I'd love to hear like how conversations about growth and taking new deliveries and demand for orders are sounding with the airlines versus where they were in January and April, if there was a difference between January and April and now?

John Plueger: Well very clearly, I can say that as to the passenger commercial aircraft, there's really no change at all in the positive momentum that we're seeing and aircraft demand overall. In fact, it's the same or perhaps even a little greater in certain aircraft types, such as the A321neo. Where I do think there has been an impact though from tariffs, has been in the cargo markets. I think the freighter markets have had a little bit more fluctuation in this era that we're in, in the last several months in the tariff-era, as I would call it. And that kind of remains to be seen. And for example, that was one of the things that we thought about referencing our A350F order. So I would say, again, there has been a little bit of tempering, but primarily, it's been on the cargo side. Not that we are a huge provider of cargo aircraft that need to be very clear. But our sense is there has been a little bit of caution on the cargo markets, but really not the passenger aircraft demand.

Operator: And there are no further questions at this time.

Mr. Arnold, I turn the call back over to you.

Jason Arnold: Thank you all for participating in our second quarter call. We look forward to speaking to you again next quarter.

Regina, thank you very much for your help. And please disconnect the line.

Operator: This concludes today's conference call.

You may now disconnect.